Exhibit 10.2
AMENDMENT NO. 11
TO
AGREEMENT FOR INVENTORY FINANCING
     This Amendment No. 11 (“Amendment”) to the Agreement for Inventory Financing is made as of March ___, 2010 by and among IBM Credit LLC, a Delaware limited liability company (“IBM Credit”), Business Supplies Distributors Holdings, LLC, a limited liability company duly organized under the laws of the state of Delaware (“Holdings”), Supplies Distributors, Inc. (formerly known as BSD Acquisition Corp.), a corporation duly organized under the laws of the state of Delaware (“Borrower”), Priority Fulfillment Services, Inc., a corporation duly organized under the laws of the state of Delaware (“PFS”) and PFSweb, Inc., a corporation duly organized under the laws of the state of Delaware (“PFSweb”) (Borrower, Holdings, PFS, PFSweb, and any other entity that executes this Agreement or any Other Document, including without limitation all Guarantors, are each individually referred to as a “Loan Party” and collectively referred to as “Loan Parties”).
RECITALS:
     A. Each Loan Party and IBM Credit have entered into that certain Agreement for Inventory Financing dated as of March 29, 2002 (as amended, supplemented or otherwise modified from time to time, the “Agreement”); and
     B. The parties have agreed to modify the Agreement as more specifically set forth below, upon and subject to the terms and conditions set forth herein.
AGREEMENT
     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, the other Loan Parties and IBM Credit hereby agree as follows:
Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.
Section 2. Amendment.
     Subject to the satisfaction of the conditions precedents set forth in Section 3 hereof, the Agreement is hereby amended as follows:
     A. Section 1 of the Agreement is hereby amended by amending the definition of “Amended and Restated Notes Payable Subordination Agreement” to read in its entirety as follows:
     “Amended and Restated Notes Payable Subordination Agreement”: the Eighth Amended and Restated Notes Payable Subordination Agreement dated March ___, 2010 executed by PFS in favor of IBM Credit.”
     B. Section 1 of the Agreement is hereby amended by amending the definition of “Termination Date” to read in its entirety as follows:
     “Termination Date”: shall mean April 1, 2011 or such other date as IBM Credit and the Borrower may agree to from time to time in writing.”
     C. Section 8.6 of the Agreement is hereby amended by amending this Section to read in its entirety as follows:
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“8.6. Restricted Payments. Borrower will not, directly or indirectly make any of the following payments (“Restricted Payments”) without prior written consent from IBM Credit, which shall not be unreasonably delayed or denied: (i) declare or pay any dividend (other than dividends payable solely in common stock of Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of Borrower or any warrants, options or rights to purchase any such capital stock or Equity Interests, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower; or (ii) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Indebtedness (other than the Obligations), provided, however, that Borrower (a) may in the ordinary course of administration thereof make payments on the revolving loans made by Wachovia Bank, National Association (formerly known as Congress Financial Corporation (Southwest)) (“Wachovia”) pursuant to the Congress Credit Agreement, as permitted by the Amended and Restated Notes Payable Subordination Agreement; (b) may in calendar year 2010 pay cash dividends not to exceed one hundred percent of Borrower’s calendar year 2009 net income according to GAAP, plus all cash dividends received from its subsidiaries; and (c) may permit Supplies Distributors of Canada, Inc. to make a one-time payment in an amount not to exceed Four Hundred Thousand Dollars ($400,000.00) in 2010. Holdings is also permitted to pay cash dividends in calendar year 2010 equal to all cash dividends it receives in calendar year 2010 from its subsidiaries provided such distributions do not cause an event of default.
D. Attachment A to the Agreement is hereby amended by deleting such Attachment A in its entirety and substituting, in lieu thereof, the Attachment A attached hereto. Such new Attachment A shall be effective as of the date specified in the new Attachment A. The changes contained in the new Attachment A include, without limitation, the following:
“(B) 1. Borrower will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review (quarterly, annually) by IBM Credit:

	Covenant	Covenant Requirement
(i)	Revenue on an Annual Basis* (i.e. the current fiscal year-to-date Revenue annualized) to Working Capital	Greater than Zero and Equal to or Less than 37.0:1.0
* Annualized Revenue from intercompany sales are excluded from this calculation.
(ii)	Net Profit after Tax to Revenue**	Equal to or Greater than 0.20 percent
**Excluding all income and losses applicable to (a) 100% ownership in Canadian and European subsidiaries and (b) foreign currency adjustments for each period but not excluding such foreign currency adjustments for annual periods that must comply with GAAP and excluding revenue from intercompany sales.
(iii)	Total Liabilities to Tangible Net Worth***	Greater than Zero and Equal to or Less than 7.0:1.0

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Covenant	Covenant Requirement
***Accumulated earnings and unrealized foreign currency translation adjustments applicable to Borrower’s Canadian and European subsidiaries are excluded from calculation of Borrower’s Total Assets and Total Net Worth.
2. Business Supplies Distributors Holdings, LLC will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review (quarterly, annually) by IBM Credit:

	Covenant	Covenant Requirement
(i)	Revenue on an Annual Basis (i.e. the current fiscal year-to-date Revenue annualized) to Working Capital	Greater than Zero and Equal to or Less than 37.0:1.0
(ii)	Net Profit after Tax to Revenue*	Equal to or Greater than 0.15 percent
*Excluding all (a) income and losses applicable to foreign currency adjustments for each period but not excluding such foreign currency adjustments for annual periods that must comply with GAAP and (b) revenue from intercompany sales.
(iii)	Total Liabilities to Tangible Net Worth	Greater than Zero and Equal to or Less than 7.0:1.0
     3. PFSweb, Inc. will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review (quarterly, annually) by IBM Credit:

Covenant	Covenant Requirement	As of Date
Minimum Tangible Net Worth	$18,000,000.00	03/31/03 and thereafter”
Section 3. Conditions of Effectiveness of Amendment. This Amendment shall become effective upon the receipt by IBM Credit of: (i) this Amendment which shall have been authorized, executed and delivered by each of the parties hereto and IBM Credit shall have received a copy of a fully executed Amendment, and (ii) the Eighth Amended and Restated Notes Payable Subordination Agreement executed by PFS, and (iii) a subordinated demand note issued in favor of IBM Credit and Wachovia, in form and substance satisfactory to IBM Credit, in the amount of Three Million and Five Hundred Thousand Dollars ($3,500,000.00) and (iv) in the event that products currently supplied by IBM Printing Systems Division (“Infoprint Products “) cease to be sold to Loan Parties by an entity that is wholly owned by IBM, on the date of such cessation any Infoprint Products then forming part of the Collateral shall continue to be Collateral and any Infoprint Products supplied by any other legal entity thereafter shall only form part of the Collateral from the date on which IBM Credit has established arrangements and entered into agreements acceptable to IBM Credit with such supplier and Loan Parties for the continued financing of Infoprint Products.
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Section 4. Representations and Warranties. Each Loan Party makes to IBM Credit the following representations and warranties all of which are material and are made to induce IBM Credit to enter into this Amendment.
Section 4.1 Accuracy and Completeness of Warranties and Representations. All representations made by the Loan Party in the Agreement were true and accurate and complete in every respect as of the date made, and, as amended by this Amendment, all representations made by the Loan Party in the Agreement are true, accurate and complete in every material respect as of the date hereof, and do not fail to disclose any material fact necessary to make representations not misleading.
Section 4.2 Violation of Other Agreements and Consent. The execution and delivery of this Amendment and the performance and observance of the covenants to be performed and observed hereunder (a) do not violate or cause any Loan Party not to be in compliance with the terms of any agreement to which such Loan Party is a party, and (b) require the consent of any Person.
Section 4.3 Litigation. Except as has been disclosed by the Loan Parties to IBM Credit in writing, there is no litigation, proceeding, investigation or labor dispute pending or threatened against any Loan Party, which, if adversely determined, would materially adversely affect the Loan Party’s ability to perform such Loan Party’s obligations under the Agreement and the other documents, instruments and agreements executed in connection therewith or pursuant hereto.
Section 4.4 Enforceability of Amendment. This Amendment has been duly authorized, executed and delivered by each Loan Party and is enforceable against each Loan Party in accordance with its terms.
Section 5. Ratification of Agreement. Except as specifically amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect. Each Loan Party hereby ratifies, confirms and agrees that the Agreement, as amended hereby, represents a valid and enforceable obligation of such Loan Party, and is not subject to any claims, offsets or defenses.
Section 6. Ratification of Guaranty and Notes Payable Subordination Agreement. Each of Holdings, PFSweb and PFS hereby ratify and confirm their respective guaranties in favor of IBM Credit and agree that such guaranties remain in full force and effect and that the term “Liabilities”, as used therein include, without limitation the indebtedness liabilities and obligations of the Borrower under the Agreement as amended hereby.
Section 7. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws which govern the Agreement.
Section 8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.
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     IN WITNESS WHEREOF, each Loan Party has read this entire Amendment, and has caused its authorized representatives to execute this Amendment and has caused its corporate seal, if any, to be affixed hereto as of the date first written above.

IBM Credit LLC			Supplies Distributors, Inc.

By:			By:

	Print Name:			Print Name:
	Title:			Title:

Business Supplies Distributors Holdings, LLC			Priority Fulfillment Services, Inc.

By:		as Managing Member

By:			By:

	Print Name:			Print Name:
	Title:			Title:

PFSweb, Inc.

By:

Print Name:
Title:
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Attachment A (“Attachment A”) TO
AGREEMENT FOR INVENTORY FINANCING
DATED MARCH 29, 2002
EFFECTIVE DATE OF THIS ATTACHMENT A: March __, 2010
SECTION I. BORROWER/LOAN PARTIES:

(A)	BORROWER:	ORGANIZATION NO. (Assigned by State of Org).

	Supplies Distributors, Inc.	3416326

(B)	ADDITIONAL LOAN PARTIES:

	Business Supplies Distributors Holdings, LLC	3410894
	Priority Fulfillment Services, Inc.	2606094
	PFSweb, Inc.	3062550
SECTION II. FEES, RATES AND REPAYMENT TERMS:

(A)	Credit Line: Thirty Million Five Hundred Thousand Dollars ($30,500,000)

In the event that the amount of any Participation is reduced or any Participation Agreement expires or is terminated for any reason, the Credit Line shall be reduced, upon forty-five (45) days written notice by IBM Credit to Borrower, by an amount equal to the amount that is no longer subject to a Participation Agreement as determined by IBM Credit pursuant to Section 2.1 of the Agreement.

(B)	Borrowing Base:
(i) 100% of the Borrower’s inventory in the Borrower’s possession as of the date of determination as reflected in the Borrower’s most recent Collateral Management Report constituting Products (other than service parts) financed through a Product Advance by IBM Credit, so long as (1) IBM Credit has a first priority security interest in such Products and (2) such Products are in new and un-opened boxes;

(ii) 80% of price protection payments, credits, discounts, incentive payments, rebated and refunds relating to IBM Products (“Accounts”) in the aggregate not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00) provided that (i) Borrower obtains (and provides to IBM Credit along with the monthly Collateral Management Report required under Section 7.1 (O)) from IBM written confirmation (a) acknowledging the obligation of IBM to pay such amount or that they have received the billing from the Borrower, (b) stating the date the amount is due to be paid and (c) IBM waiving its right to setoff such amounts owed to Borrower with any amount Borrower may owe to IBM, (ii) such Accounts do not remain unpaid for more than sixty (60) days from the date the obligation of IBM occurred; and (iii) such Accounts are delivered directly to IBM Credit.

(C)	Product Financing Charge: Prime Rate plus 0.50%
(D)	Product Financing Period: 90 days
(E)	Collateral Insurance Amount: Thirty Million Five Hundred Thousand Dollars ($30,500,000.00)
(F)	PRO Finance Charge: Prime Rate plus 0.50%
(G)	Delinquency Fee Rate: Prime Rate plus 6.500%
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(I)	Free Financing Period Exclusion Fee: Product Advance multiplied by 0.25%
(J)	Other Charges:
(i) Monthly Service Fee: $1,000.00
(ii) Annual Renewal Fee: $15,000.00
SECTION III. FINANCIAL COVENANTS:
(A) Definitions: The following terms shall have the following respective meanings in this Attachment. All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).
“Consolidated Net Income” shall mean, for any period, the net income (or loss), after taxes, of Borrower on a consolidated basis for such period determined in accordance with GAAP.
“Current” shall mean within the ongoing twelve month period.
“Current Assets” shall mean assets that are cash, restricted cash applicable to cash received into a lockbox from collections of trade accounts receivable or expected to become cash within the ongoing twelve months.
“Current Liabilities” shall mean payment obligations resulting from past or current transactions that require settlement within the ongoing twelve month period. All indebtedness to IBM Credit and Congress shall be considered a Current Liability for purposes of determining compliance with the Financial Covenants. All subordinated indebtedness shall not be considered current liabilities.
“EBITDA” shall mean, for any period (determined on a consolidated basis in accordance with GAAP), (a) the Consolidated Net Income of Borrower for such period, plus (b) each of the following to the extent reflected as an expense in the determination of such Consolidated Net Income: (i) the Borrower’s provisions for taxes based on income for such period; (ii) Interest Expense for such period; and (iii) depreciation and amortization of tangible and intangible assets of Borrower for such period.
“Fixed Charges” shall mean, for any period, an amount equal to the sum, without duplication, of the amounts for such as determined for the Borrower on a consolidated basis, of (i) scheduled repayments of principal of all Indebtedness (as reduced by repayments thereon previously made), (ii) Interest Expense, (iii) capital expenditures (iv) dividends, (v) leasehold improvement expenditures and (vi) all provisions for U.S. and non U.S. Federal, state and local taxes.
“Fixed Charge Coverage Ratio” shall mean the ratio as of the last day of any fiscal period of (i) EBITDA as of the last day of such fiscal period to (ii) Fixed Charges.
“Interest Expense” shall mean, for any period, the aggregate consolidated interest expense of Borrower during such period in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, including, without limitation, amortization of original issue discount on any Indebtedness and of all fees payable in connection with the incurrence of such Indebtedness (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any capital lease obligations.
“Long Term” shall mean beyond the ongoing twelve month period.
“Long Term Assets” shall mean assets that take longer than a year to be converted to cash. They are divided into four categories: tangible assets, investments, intangibles and other.
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“Long Term Debt” shall mean payment obligations of indebtedness which mature more than twelve months from the date of determination, or mature within twelve months from such date but are renewable or extendible at the option of the debtor to a date more than twelve months from the date of determination.
“Net Profit after Tax” shall mean Revenue plus all other income, minus all costs, including applicable taxes.
“Revenue” shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its customers for which said customers have paid or are obligated to pay, plus other income as allowed.
“Subordinated Debt” shall mean Borrower’s indebtedness to third parties as evidenced by an executed Notes Payable Subordination Agreement in favor of IBM Credit.
“Tangible Net Worth” shall mean Total Net Worth minus goodwill.
“Total Assets” shall mean the total of Current Assets and Long Term Assets. For the purpose of calculating Total Assets for Borrower, the accumulated earnings and foreign currency translation adjustments applicable to Borrower’s Canadian and European subsidiaries are excluded.
“Total Liabilities” shall mean the Current Liabilities and Long Term Debt less Subordinated Debt, resulting from past or current transactions, that require settlement in the future.
“Total Net Worth” (the amount of owner’s or stockholder’s ownership in an enterprise) is equal to Total Assets minus Total Liabilities. For the purpose of calculating Total Net Worth of Borrower, following shall be excluded (i) accumulated earnings and unrealized foreign currency translation adjustments applicable to Borrower’s Canadian and European subsidiaries and (ii) all income and losses applicable to foreign currency adjustments for each period but not excluding such foreign currency adjustments for annual periods that must comply with GAAP.
“Working Capital” shall mean Current Assets minus Current Liabilities.
     (B) 1. Borrower will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review (quarterly, annually) by IBM Credit:

	Covenant	Covenant Requirement
(i)	Revenue on an Annual Basis* (i.e. the current fiscal year-to-date Revenue annualized) to Working Capital	Greater than Zero and Equal to or Less than 37.0:1.0
* Annualized Revenue from intercompany sales are excluded from this calculation.
(ii)	Net Profit after Tax to Revenue**	Equal to or Greater than 0.20 percent
**Excluding all income and losses applicable to (a) 100% ownership in Canadian and European subsidiaries and (b) foreign currency adjustments for each period but not excluding such foreign currency adjustments for annual periods that must comply with GAAP and excluding revenue from intercompany sales.
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	Covenant	Covenant Requirement
(iii)	Total Liabilities to Tangible Net Worth***	Greater than Zero and Equal to or Less than 7.0:1.0
***Accumulated earnings and unrealized foreign currency translation adjustments applicable to Borrower’s Canadian and European subsidiaries are excluded from calculation of Borrower’s Total Assets and Total Net Worth.
2. Business Supplies Distributors Holdings, LLC will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review (quarterly, annually) by IBM Credit:

	Covenant	Covenant Requirement
(i)	Revenue on an Annual Basis (i.e. the current fiscal year-to-date Revenue annualized) to Working Capital	Greater than Zero and Equal to or Less than 37.0:1.0
(ii)	Net Profit after Tax to Revenue*	Equal to or Greater than 0.15 percent
*Excluding all (a) income and losses applicable to foreign currency adjustments for each period but not excluding such foreign currency adjustments for annual periods that must comply with GAAP and (b) revenue from intercompany sales.
(iii)	Total Liabilities to Tangible Net Worth	Greater than Zero and Equal to or Less than 7.0:1.0
     3. PFSweb, Inc. will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review (quarterly, annually) by IBM Credit:

Covenant	Covenant Requirement	As of Date
Minimum Tangible Net Worth	$18,000,000.00	03/31/03 and thereafter
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